Perimeter Capital Management LLC
Concourse Capital Management, LLC
Liquid Strategies, LLC

(“the Firms”)

Code of Ethics

February 2014

Maintenance of Code of Ethics and Regulatory Compliance Manual

Issue

Rule 206(4)-7 under the Advisers Act requires advisers to develop an internal compliance program and to maintain a written set of policies and procedures reasonably designed to prevent violations of the Advisers Act and the rules thereunder. The policies and procedures must be reviewed no less frequently than annually to determine their overall adequacy and effectiveness.

This Manual and the Code of Ethics contained therein has been adopted and implemented by the Firms in order to comply with the provisions of Rule 206(4)-7.

Risks

In developing this policy and procedures, the Firms considered the material risks associated with maintaining the Manual. This analysis includes risks such as:

•	Written procedures are outdated and ineffective.

•	The policies and procedures are not tailored to reflect applicable operations or compliance risks.

•	The Firms fail to Ethics an annual review of its written policies and procedures, or does not evaluate the implementation of those policies or procedures.

•	The CCO lacks the knowledge or authority to effectively administer the compliance program.

The Firms have established the following policies and procedures as an attempt to mitigate these risks.

Testing

The Firms have established multiple parameters by which it intends to test the adequacy and effectiveness of the policies and procedures contained in the Manual. Specifically, the Firms will consider the following two (2) kinds of tests:

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Quality Control or Transactional Testing – Compliance tests that review and analyze information on a contemporaneous transaction-by-transaction basis in order to identify shortcomings. One example of transactional testing is reviewing the quality of execution on a single client trade.

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Forensic or Periodic Testing – Compliance tests that review and analyze information over time in order to identify unusual patterns to determine if the outcomes of advisory activities are consistent with expectations. Dissimilar to transactional testing, forensic testing does not just look at single transactions; instead, multiple transactions are reviewed by “looking-back” to identify patterns. Two examples of forensic testing are: 1. reviewing samples of the personal trades submitted by an Employee over the past year to determine the adequacy and effectiveness of the personal trading policy and procedures; and 2. reviewing the quality of execution on a client’s trades that were effected over the past year to determine the adequacy and effectiveness of the trading policy and procedures.

The scope and purpose of the testing is dependent on the activity that is addressed in each policy and procedure. Additionally, the Firms intend on strengthening the compliance program through the analysis and review of the results obtained through its testing processes.

Policy

The CCO shall review the Manual no less frequently than annually to ensure the adequacy of the policies and procedures contained herein. As part of these reviews, the Firms shall test the effectiveness of its policies and procedures as required by Rule 206(4)-7. The reviews will include, in part, specific consideration of the following:

•	Any compliance matters that arose during the previous year;
•	Any changes in the business activities of the Firms; and
•	Any changes to applicable laws, rules or regulations that might suggest a need to revise the Manual.

All required changes to the Manual resulting from the reviews and/or other considerations shall be approved and made by the CCO.

Divisions of responsibility have been incorporated into the Manual. Due to the size of the Firms, the divisions of responsibility shall not be deemed preset and conclusive. An authorized designee of a party assigned a responsibility may generally fulfill any responsibility on behalf of the assigned party. Lack of the use of the “or designee” term in any policy or procedure incorporated in this Manual shall not be deemed to supersede this qualification.

Procedures

1.
The CCO shall be responsible for coordinating the reviews (annually, and on an as-needed basis) of the Manual and the Firms’s policies and procedures. Documentation of the reviews shall be kept in written format and made available to individuals as required by law, and other parties that the Firms deems appropriate.

2.	Any changes to the Manual shall be made by the CCO or a designee appointed by the CCO. All final changes shall be approved by the CCO.

3.
The CCO is designated with the full power to enforce the policies and procedures set forth in the Manual. The CCO shall report any known material violations of the Manual to the Firm’s CEO or President as applicable.

Responsibility

The CCO is responsible for the successful implementation of the policies and procedures contained in the Manual.

Code of Conduct

As Employees of the Firms, we are retained by our Clients to manage parts of their financial affairs and to represent their interests in many matters. We are keenly aware that, as fiduciaries, we owe our Clients our undivided loyalty – our Clients trust us to act on their behalf, and we hold ourselves to the highest standards of fairness in all such matters.

We expect all Employees to act with integrity, competence, dignity, and in an ethical manner when dealing with the public, Clients, Investors, prospective Clients and Investors, the Firms, and their fellow Employees.

We expect all Employees to adhere to the highest standards with respect to any potential conflicts of interest with Clients and Investors – simply stated, no Employee should ever enjoy a benefit at the detriment of any Client or Investor.

We expect all persons associated with the Firms to preserve the confidentiality of information that they may obtain in the course of our business and to use such information properly and not in any way adverse to our Clients’ interests, subject to the legality of such information.

We expect our Employees to Ethics their personal financial affairs in a prudent manner, avoiding any action that could compromise their ability to deal objectively with our Clients.

You are encouraged to speak to the CCO or, in his absence, the CEO or President, as applicable, if you believe that changes or additions to, or deletions from, the Manual may be appropriate. In addition, please do not hesitate to contact either of the individuals listed aboveif you feel as though any of the Firms disclosure documents, including its Form ADV, or advisory contracts are inaccurate, incomplete or out-of-date.

THE FIRMS ARE COMMITTED TO FOSTERING A CULTURE OF COMPLIANCE. THE FIRMS THEREFORE URGE YOU TO CONTACT THE CCO ABOUT ANY ACTUAL OR SUSPECTED COMPLIANCE MATTER. YOU WILL NOT BE PENALIZED AND YOUR STATUS AT THE COMPANIES WILL NOT BE JEOPARDIZED BY COMMUNICATING SUCH MATTERS TO THE CCO OR OTHER SENIOR MANAGERS. RETALIATION AGAINST ANY EMPLOYEE IS CAUSE FOR APPROPRIATE CORRECTIVE ACTION, UP TO AND INCLUDING DISMISSAL.

You are required to complete the Compliance Manual and Code of Ethics Acknowledgement Form, both initially upon the commencement of your employment with the Firms and annually thereafter, to acknowledge and certify that you have received, reviewed, understand and shall comply, or have complied with, the policies and procedures as set forth in the Manual. All Employees must be aware of and comply with the following undertakings:

•	be thoroughly familiar with the policies and procedures set forth in this Manual;

•
notify the CCO promptly in the event you have any reason to believe that you may have failed to comply with (or become aware of another person’s failure to comply with) the policies and procedures set forth in this Manual;

•
notify the CCO promptly if you become aware of any practice that arguably involves the Firms in a conflict of interest with any of its Clients or Investors or individuals or entities with which the Firms does business;

•
cooperate to the fullest extent reasonably requested by the CCO so as to enable: (i) the CCO to discharge his respective duties under the Manual and (ii) the Firms to comply with the Federal Securities Laws to which they are subject; and

•	notify the CCO promptly if you become aware of any disclosure document that may be inaccurate, incomplete or out of date in any respect.

Violations of this Code of Ethics may warrant sanctions as appropriate, up to and including suspension or dismissal, at the discretion of Senior Management. In any situation where you are unsure about the application of this Code of Ethics or any of the policies contained in the Manual, you are encouraged to discuss the situation confidentially with the CCO or Senior Management.

This Manual and the policies and procedures set forth herein supersede all manuals, policy statements and procedures and other communications on the subjects discussed herein. In developing the Manual, The Firms considered the material risks associated with activities engaged in by The Firms; in addition, the material risks associated with Concourse’s activities were also considered, as applicable. Accordingly, each policy contains a discussion of the risks considered when developing the policy and procedures. This risk evaluation process is an ongoing one, and the Manual will be periodically reviewed to ensure that policies and procedures are maintained to address existing or evolving risks.

The Firms may amend this Manual and/or adopt interpretations of the policies and procedures contained in the Manual as deemed appropriate by the CCO. All material amendments to, and new interpretations of, the Manual shall be conveyed to Employees and require their acknowledgement of receipt and understanding of the amendments/interpretations.

Code of Ethics

General

The Code of Ethics is predicated on the principle that the Firms and its Employees owe a fiduciary duty to Clients.1 Accordingly, Employees must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of Clients. At all times, the Firms will be mindful to:

•	Place client interests ahead of the interests of the Firms – As a fiduciary, the Firms will serve in their Clients’ best interests. In other words, Employees may not benefit at the expense of Clients.

•	Engage in personal investing that is in full compliance with the Code of Ethics – Employees must review and abide by the Personal Securities Transaction and Insider Trading Policies.

•
Avoid taking advantage of its position – Employees must not accept investment opportunities, gifts or other gratuities from individuals seeking to conduct business with the Firms, or on behalf of an advisory client, unless in compliance with the Gift Policy below.

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Maintain full compliance with the Federal Securities Laws – Employees must abide by the standards set forth in Rule 204A-1 under the Advisers Act and Rule 17j-1 under the IC Act. In addition, the Firms Employees who may be officers of a registered investment company must also abide by the Fund’s Officer Code of Ethics that is established by the investment company.

Any questions with respect to the Code of Ethics should be directed to the CCO. As discussed in greater detail below, Employees must promptly report any violations of the Code of Ethics to the CCO. All reported Code of Ethics violations will be treated as being made on an anonymous basis.

Risks

In developing this policy and procedures, the Firms considered the material risks associated with administering the Code of Ethics. This analysis includes risks such as:

•
One or more Employees engage in various personal trading practices that wrongly make use of Non-Public Information resulting in harm to Clients or unjust enrichment to the Employee(s). (These practices include trading ahead of Clients and passing Non-Public Information on to spouses and other persons over whose accounts the Employee has control.)

•	Employees are not aware of what constitutes insider information.

•	One or more Employees engage in an excessive volume of personal trading (as determined by the CCO) that detracts from their ability to perform services for Clients.

1	S.E.C. v. Capital Gains Research, Inc., 375 U.S. at 191-192 (1963).

•	Employees take advantage of their position by accepting excessive gifts or other gratuities (including access to IPO investments) from individuals seeking to do business with the Firms.

•	The personal trading of Employees does not comply with certain provisions of Rule 204A-1 under the Advisers Act and Rule 17j-1 of the IC Act.

•
Employees serve as trustees and/or directors of outside organizations. (This could present a conflict in a number of ways, for example, if the Firms want to recommend the organization for investment or if the organization is one of the Firm’s service providers.)

•	Employees use firm property, including research, supplies, and equipment, for personal benefit.

The Firms have established the following guidelines as an attempt to mitigate these risks.

Guiding Principles & Standards of Conduct

The following set of principles frame the professional and ethical conduct that the Firms expects from its Employees:

•	Act with integrity, competence, diligence, respect, and in an ethical manner with the public, Clients, prospective clients and Employees;

•	Place the integrity of the investment profession, the interests of Clients, and the interests of the Firms above one’s own personal interests;

•	Adhere to the fundamental standard that you should not take inappropriate advantage of your position;

•	Avoid any actual or potential material conflict of interest;

•	Conduct all personal securities transactions in a manner consistent with this policy;

•
Use reasonable care and exercise independent professional judgment when conducting investment analyses, making investment recommendations, taking investment actions, and engaging in other professional activities;

•	Practice and encourage others to practice in a professional and ethical manner that will reflect favorably on you and the profession;

•	Promote the integrity of, and uphold the rules governing, capital markets;

•	Maintain and improve your professional competence and strive to maintain and improve the competence of other investment professionals; and

•	Comply with applicable provisions of the Federal Securities Laws.

Personal Security Transaction Policy

Employees may not purchase or sell any Security unless the Employee has complied with the Personal Security Transaction Policy set forth below.

Pre-Clearance Procedures

•	Prior to placing personal trades in securities, other than Exempt Securities as defined below, and ETFs, employees are required to check the Firm Holdings List

•	The Firm Holdings List consists of all positions held by the Firms and is maintained on the Shared Drive

•	If a security that an employee seeks to trade is not on the Firm Holdings List then he or she may proceed with their transaction

•	If a security that an employee seeks to trade is on the Firm Holdings List then he or she must seek pre clearance through PTCC, the automated pre-clearance compliance system

•	The CCO or designee will review the pre clearance request

•	If the Firms have traded in the requested name in Client or Fund accounts on the current day then the trading request will be denied

•	Employees seeking to trade options will be required to review the Firm Holdings List for the underlying security in addition to the option

•
Requests for pre-clearance in Private Placements and IPOs shall be submitted to the CCO or designee via PTCC. Additional documentation such as the Private Placement Offering Memorandum may be requested as part of the review and approval process. Employees may transact upon approval of the pre-clearance request. If the employee wishes to delay the transaction for an extended period of time he or she should consult with the CCO to determine whether a new pre-clearance should be submitted.

•	Employees are strongly encouraged to maintain their brokerage accounts with Fidelity, TD Ameritrade or Interactive Brokers as we have automated feeds established with those firms into PTCC

•
If an employee’s executed personal transaction is in conflict with firm trading he or she may be required to reverse the trade and absorb the loss or donate the profit to the charity of their choice. A review of the circumstances around the trade will be conducted by the CCO and will include the employee’s manager and President or CEO of The Firms as necessary

•	Compliance reserves the right to disapprove any proposed transaction that may have the appearance of improper conduct.

Accounts Covered by the Policies and Procedures

The Personal Securities Transaction policies and procedures apply to all accounts holding any Securities over which Employees have any beneficial ownership interest, which typically includes accounts held by immediate family members sharing the same household. Immediate family members include children, step-children, grandchildren, parents, step-parents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law, as well as adoptive relationships that meet the above criteria.

It may be possible for Employees to exclude accounts held personally or by immediate family members sharing the same household if the Employee does not have any direct or indirect influence or control over the accounts. Employees should consult with the CCO before excluding any accounts held by immediate family members sharing the same household.

Reportable Securities

The Firms require Employees to provide periodic reports (see the Reporting section) regarding transactions and holdings in any Security, except that Employees are not required to report the following Exempted Securities:

•	Direct obligations of the Government of the United States;

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;

•	Shares issued by money market funds;

•	Shares issued by open-end registered investment companies, other than funds advised, sub-advised or underwritten by the Firms; and

•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end registered investment companies, none of which are advised or underwritten by the Firms.

Such exemptions do not apply to shares of open-end mutual funds that are advised by the Firms. Employees must pre-clear and report any personal transaction in mutual funds advised or sub-advised by the Firms. Exchange-traded funds, or ETFs are somewhat similar to open-end registered investment companies. However, ETFs are Reportable Securities, and are subject to the reporting requirements contained in the Personal Securities Transactions policy.

Reporting

The Firms will collect the following reports from Employees.These reports will enable the Firms to maintain compliance with Rule 204A-1 under the Advisers Act, as well as assist the Firms to determine with reasonable assurance any indications of Scalping, Front-Running or the appearance of a conflict of interest with Client trades. Accordingly, each Employee shall report his/her securities transactions and holdings via the PTCC system located at ACA’s website: www.advisercompliance.com. All Employees will receive a username and password in order to access PTCC.

Quarterly Transaction Reports

Employees shall be required to report all Securities transactions that they have made in Securities Accounts during the quarter, as well as any new Securities Accounts that they have opened during the quarter. In order to fulfill this reporting requirement, Employees must report this information via PTCC no later than thirty (30) days after the end of each calendar quarter.

Initial and Annual Holdings Reports

New Employees are required to report via PTCC all of their Reportable Securities and Securities Accounts (whether such Accounts contain Reportable Securities or Non-Reportable Securities) not later than 10 days after an individual becomes an Employee.

Employees are required to verify the accuracy of the list of Securities and Securities Accounts as recorded on the PTCC system on an annual basis, by (and including) February 14th of each year. The report shall be current as of December 31st.

Annual Conflicts Disclosure Questionnaire shall be completed in PTCC by February 14th of each year.

Duplicate Copies

Where a Securities Account broker/custodian does not have a direct feed to PTCC, PTCC Employees must arrange for their brokers/custodians to furnish the CCO with duplicate account statements and/or brokerage confirmations.

Exceptions from Reporting Requirements

There are limited exceptions from certain of the reporting requirements noted above. Specifically, an Employee is not required to:

1)	Report on PTCC any transactions effected pursuant to an automatic investment plan.

2)
Submit any of the three reports (i.e., Quarterly Transaction Report, Initial Holdings Report and Annual Holding Report) with respect to Securities held in Securities Accounts over which the Employee had no direct or indirect influence or control. Note, however, that the CCO may request that an Employee provide documentation to substantiate that the Employee had no direct or indirect influence or control over the Securities Account (e.g., investment advisory agreement, etc.).

The CCO will determine on a case-by-case basis whether an account qualifies for either of the aforementioned exceptions.

Review

•
The CCO shall periodically compare personal securities transactions reported by employees with the policy and procedure sections of the Code of Ethics to determine if any potential violations have occurred. Transactions reported will be compared against firm trading. Brokerage statements received hard copy will be used as a back up to supplement this review.

•	Excessive personal trading is discouraged and will be brought to the attention of an employee’s manager

•	If it is discovered that an Employee is personally trading contrary to the policies set forth above, the Employee shall meet with the CCO to review the facts surrounding the transactions.

Reporting Violations and Remedial Actions

The Firms take the potential for conflicts of interest caused by personal investing very seriously. As such, the Firms require its Employees to promptly report any violations of the Code of Ethics to the CCO. Senior Management is aware of the potential matters that may arise as a result of this requirement, and shall take action against any Employee that seeks retaliation against another for reporting violations of the Code of Ethics.

If any violation of the Personal Security Transaction Policy is determined to have occurred, the CCO may impose sanctions and take such other actions, including, without limitation, a verbal warning, requiring that the trades in question be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, issuing a suspension of personal trading rights or suspension of employment (with or without compensation), imposing a fine, and/or terminating employment for cause or any combination of the foregoing. All sanctions and other actions taken shall be in accordance with applicable employment laws and regulations. Any profits or gifts forfeited shall be paid to the applicable Client(s), if any, or given to a charity, as the CCO shall determine is appropriate.

No Employee shall participate in a determination of whether he or she has committed a violation of the Code of Ethics or in the imposition of any sanction against himself or herself.

Insider Trading Policy

Section 204A of the Advisers Act requires every investment adviser to establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser's business, to prevent the misuse of Material Non-public Information by such investment adviser or any person associated with such investment adviser. In accordance with Section 204A, the Firms have instituted procedures to prevent the misuse of Material Nonpublic Information.

In the past, securities laws have been interpreted to prohibit the following activities:

•	Trading by an insider while in possession of Material Non-Public Information;
•	Trading by a non-insider while in possession of Material Non-Public Information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential; or
•	Communicating Material Non-Public Information to others in breach of a fiduciary duty.

Who Does the Policy Cover?

This policy covers all Employees as well as any transactions in any securities participated in by family members, trusts or corporations directly or indirectly controlled by such persons. In addition, the policy applies to transactions engaged in by corporations in which the Employee is a 10% or greater stockholder and a partnership of which the Employee is a partner unless the Employee has no direct or indirect control over the partnership.

What Information is Material?

Individuals may not be held liable for trading on inside information unless the information is material. Advance knowledge of the following types of information is generally regarded as material:

•	Dividend or earnings announcements
•	Write-downs or write-offs of assets
•	Additions to reserves for bad debts or contingent liabilities
•	Expansion or curtailment of company or major division operations
•	Merger, joint venture announcements
•	New product/service announcements
•	Discovery or research developments
•	Criminal, civil and government investigations and indictments
•	Pending labor disputes
•	Debt service or liquidity problems
•	Bankruptcy or insolvency problems
•	Tender offers, stock repurchase plans, etc.
•	Recapitalization

Information provided by a company could be material because of its expected effect on a particular class of a company’s securities, all of the company’s securities, the securities of another company, or the securities of several companies. The misuse of Material Non-Public Information applies to all types of securities, including equity, debt, commercial paper, government securities and options.

Material information does not have to relate to a company’s business. For example, information about the contents of an upcoming newspaper column may affect the price of a Security, and therefore be considered material.

What Information is Non-Public?

In order for issues concerning Inside Trading to arise, information must not only be material, but also non-public.

Once non-public information has been effectively distributed to the investing public, it can no longer be classified as Material Non-Public Information. However, the distribution of Material Non-Public Information must occur through commonly recognized channels for the classification to change. In addition, the information must not only be publicly disclosed, there must be adequate time for the public to receive and digest the information. Lastly, non-public information does not change to public information solely by selective dissemination.

Employees must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving Material Non-Public Information. Whether the “tip” made to the Employee makes him/her a “tippee” depends on whether the corporate insider expects to benefit personally, either directly or indirectly, from the disclosure.

The “benefit” is not limited to a present or future monetary gain; it could be a reputational benefit or an expectation of a quid pro quo from the recipient by a gift of the information.

Selective Disclosure

Employees must never disclose proposed/pending trades to any client or other individual/entity outside of The Firms. Additionally, the Firms must be careful when disclosing the composition of Clients’ portfolios. Federal Securities Laws may specifically prohibit the dissemination of such information and doing so may be construed as a violation of the fiduciary duty to Clients. Selectively disclosing the portfolio holdings of a Client’s portfolio may also be viewed as engaging in a practice of favoritism. Including information regarding Clients’ portfolio holdings in marketing materials or the website is subject to the CCO’s approval in accordance with the Marketing policy and procedures.

Employees should be careful when disclosing the composition of any registered investment company portfolios without obtaining consent from the CCO. The inclusion of information regarding any mutual fund portfolio holdings in marketing materials or on the Firm’s website is subject to the CCO’s approval in accordance with the marketing and advertising policies and procedures. Requests for information regarding a mutual fund’s holdings from outside individuals or entities should be forwarded to the CCO, who will consider, among other things, the timeliness and sensitivity of the information and the investment company policies and procedures.

Paid Research Providers

Use of the term “Firms” in this section applies specifically to Concourse Capital Management, LLC.

The Firms may compensate third-parties and/or individuals for research specific to certain industries, issuers and markets. Such discussions may take place with independent industry consultants or former executives of the companies where we have an interest in learning more and increasing our knowledge in particular areas. The investment team must pay particular attention to the type of information conveyed by such sources. It is the general policy of the firm to work with third-parties who have a strong compliance and oversight process around the consultants that they may connect us with. In addition, the following procedures will be followed by our firm:

•	Employees may not speak with current employees of the company unless prior permission is granted by the CCO and CEO
•	Employees or Compliance are required to obtain the biography or resume of any consultant prior to a call
•	Compliance shall review all contracts with consultants prior to calls
•	Employees must complete the PCC Consultant Calls Form and provide to Compliance within a reasonable time after calls occur
•	Employees are required to follow the procedures detailed below if he or she believes they are in possession of material non-public information

Penalties for Trading on Material Non-Public Information

Severe penalties exist for firms and individuals that engage in the act of Insider Trading, including civil injunctions, treble damages, disgorgement of profits and jail sentences. Further, fines for individuals and firms found guilty of Insider Trading are levied in amounts up to three times the profit gained or loss avoided, and up to the greater of $1,000,000 or three times the profit gained or loss avoided, respectively.

Procedures to Follow when an Employee Believes that They Possess Material Non-Public Information

If an Employee has questions as to whether they are in possession of Material Non-Public Information, they must inform the CCO as soon as possible. From this point, the CCO will conduct research to determine if the information is likely to be considered important to Clients in making investment decisions, and whether the information has been publicly disseminated.

Given the severe penalties imposed on individuals and firms engaging in Inside Trading, Employees:

•	Shall not trade the securities of any company in which they are deemed insiders who may possess Material Non-Public Information about the company.
•	Shall not engage in securities transactions of any company, except in accordance with the Personal Security Transaction Policy and the Federal Securities Laws.
•	Shall submit various reports in accordance with the Personal Security Transaction Policy.
•	Shall not discuss any potentially Material Non-Public Information with colleagues, except as specifically required by their position.
•	Shall immediately report the potential receipt of Material Non-Public Information to the CCO.
•	Shall not proceed with any research, trading, etc. until the CCO inform the Employee of the appropriate course of action.

Whistleblower Protections

On May 25, 2011, the SEC adopted final rules implementing the whistleblower provisions of the Dodd-Frank Act, which offer monetary incentives to persons who provide the SEC with information leading to a successful enforcement action. While the rules incent rather than require prospective whistleblowers to use the internal Firms compliance program, the regulations clarify that the SEC, when considering the amount of an award, will consider to what extent (if any) the whistleblower participated in internal compliance processes of the firm.

The Firm and all employees are held to high standards for integrity in the conduct of our business and as it relates to our relationships with Clients, Investors and others. All employees are required to report any violations of the Code of Ethics to the Chief Compliance Officer. Should employees become aware of violations of other aspects of the Compliance Manual or Compliance Program they are encouraged to bring these concerns to the attention of the Chief Compliance Officer. An employee may also speak directly with his or her manager or the Firm’s President or Chief Executive Officer as applicable. All concerns will be taken seriously and no employee will be subject to retaliation or disciplinary action for bringing items to the attention of the above named individuals.

Outside Business Activities

Employees may, under certain circumstances, be granted permission to serve as directors, trustees, employees, or officers of outside organizations. These organizations can include public or private corporations, partnerships, charitable foundations and other not-for-profit institutions. Employees may receive compensation for such Outside Business Activities. Employees are prohibited from engaging in outside activities without the prior written approval of the CCO. Employees may use the Request for Approval of Outside Business Activities (See Attachment D) to seek approval for outside business activities. Approval will be granted on a case by case basis, subject to proper resolution of potential conflicts of interest. Outside activities will be approved only if any conflict of interest issues can be satisfactorily resolved and all of the necessary disclosures are made on Part 2 of Form ADV, as applicable. In addition, Employees are required to report any approved Outside Business Activity on an annual basis on the Conflicts Disclosure Questionnaire.

Diversion of Firm Business or Investment Opportunity

No Employee may acquire, or receive personal gain or profit from, any business opportunity that comes to his or her attention as a result of his or her association with the Firms and in which he or she knows the Firms might be expected to participate or have an interest, without disclosing in writing all necessary facts to the CCO, offering the particular opportunity to the Firms, and obtaining written authorization to participate from the CCO.

Any personal or family interest of an Employee in any the Firms business activity or transaction must be immediately disclosed to the CCO. For example, if an Employee becomes aware that a transaction being considered or undertaken by the Firms may benefit, either directly or indirectly, an Employee or a family member thereof, the Employee must immediately disclose this possibility to the CCO.

Dealings with Government and Industry Regulators

The Firms forbid payments of any kind by either adviser, their Employees or any agent or other intermediary to any government official, self-regulatory official, corporation or other similar person or entity, within the United States or abroad, for the purpose of obtaining or retaining business, or for the purpose of influencing favorable consideration of any application for a business activity or other matter. This policy covers all types of payments, even to minor government officials and industry regulators, regardless of whether the payment would be considered legal under the circumstances. This policy encourages Employees to avoid even the appearance of impropriety in their dealings with industry and government regulators and officials.

Improper Use of the Firms Property

No Employee may utilize property of the Firms or utilize the services of the Firms or Employees, for his or her personal benefit or the benefit of another person or entity, without approval of the CCO and CEO. For this purpose, “property” means both tangible and intangible property, including the Firms and Employee funds, premises, equipment, supplies, information, business plans, business opportunities, confidential research, intellectual property or proprietary processes, and ideas for new research or services.

Employee Involvement in Litigation or Proceedings

Employees must advise the CCO immediately if they become involved in or threatened with litigation or an administrative investigation or proceeding of any kind, are subject to any judgment, order or arrest, or are contacted by any regulatory authority.

Gifts and Entertainment

Employees must log gifts and entertainment, both given and received, via PTCC.

Entertainment – Receipt of Business Meals, Tickets to Sporting & Other Events - Employees may attend business meals, sporting events and other entertainment events at the expense of a giver, provided that the expense is reasonable, not lavish or extravagant in nature. If the estimated cost of the meal, event, etc. is greater than $200 per person, the Employee should report his/her attendance at the event via PTCC. If the event is highly publicized such that the tickets may be selling in excess of their face value, the Employee must consider the price mark-up for the reporting requirements.

Entertainment – Provision of Business Meals, Tickets, & Other Events - Employees must report any entertainment provided to a third party at the expense of the Firms (or its Employees) if the cost of the meal, event, etc. is greater than $200 per person. Employees should report the entertainment provided via PTCC.

Employees’ Receipt of Gifts - Employees must report their intent to accept gifts over $100 (either one single gift, or in aggregate on an annual basis) to the CCO by reporting the gift via PTCC. Reasonable gifts received on behalf of the Firms shall not require reporting. Examples of reasonable gifts include holiday gift baskets and lunches brought to the offices of the Firms by service providers.

Gift Giving Policy – the Firms and its Employees are prohibited from giving gifts that may be deemed as excessive, and must obtain approval to give all gifts in excess of $100 to any Client, prospective client or any individual or entity that the Firms are seeking to do business with.

Disclosure

The Firms shall describe its Code of Ethics in Part 2A of Form ADV and, upon request, furnish Clients with a copy of the Code of Ethics. All client requests for the Firm’s Code of Ethics shall be directed to the CCO.

If the CCO determines that a material violation of this Code of Ethics has occurred, he or she shall promptly report the violation, and any enforcement action taken, to Senior Management. If Senior Management determines that the material violation may involve a fraudulent, deceptive or manipulative act, the Firms must report its findings to the applicable Boards of Directors or Trustees pursuant to Rule 17j-1.

Recordkeeping

Records will be maintained in the manner and to the extent set forth below.

•	A copy of this Code of Ethics and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

•
A record of any violation of this Code of Ethics and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

•	A record of all written acknowledgements (annual certifications) as required by the Manual for each person who is currently, or with the past five years was, an Employee.

•
A copy of each report made pursuant to this Code of Ethics by an Employee, including any information provided in lieu of reports, shall be preserved by the Firms for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

•
A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code of Ethics, or who are or were responsible for reviewing these reports, shall be maintained in an easily accessible place;

•
The Firms shall preserve a record of any decision, and the reasons supporting the decision, to approve the acquisition of any Limited Offering or IPO by Employees for at least five years after the end of the fiscal year in which the approval is granted, the first two years in an easily accessible place.

•
A copy of each finding presented to a mutual fund Board of Directors or Trustees shall be preserved by the Firms for at least five years after the end of the fiscal year in which the record is made, the first two years in an easily accessible place.

Responsibility

The CCO will be responsible for administering the Code of Ethics. All questions regarding the policy should be directed to the CCO. All Employees must acknowledge their receipt and understanding of the Code of Ethics and Compliance Manual upon commencement of their employment and annually thereafter.

Attachment D

Request for Approval of Outside Business Activities

Name and address of organization:

Organization’s primary business purpose:

Is the organization a publicly traded company?                     If yes, list the stock symbol:

Describe your anticipated role with the organization:

Describe any compensation you will receive:

Describe any known relationships between the Firms and the organization in question, or any conflict(s) of interest you perceive regarding the outside business activity:

List any Employees of the Firms who you know to be officers or directors of the organization:

If approval is granted, I agree to:

•	Notify the CCO of any change in the above information;
•	Seek approval to retain my position if a private organization offers Securities to the public or if a not-for-profit organization ceases to maintain its not-for-profit status;
•	Adhere to the Insider Trading policies and procedures, and not transfer any Non-public information between the Firms and the organization; and
•	Avoid involvement in any arrangement between the Firms and the entity, and recuse myself of voting on such matters.

Signature	Date

Print Name

Approval Granted by / Denied by:

Signature	Date

Print Name